Exhibit 9.1

NEVADA GEOTHERMAL POWER INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Expressed in US Dollars)

(AUDITED)

Deloitte & Touche LLP
2800 - 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Shareholders of
Nevada Geothermal Power Inc.

We have audited the consolidated balance sheets of Nevada Geothermal Power Inc. as at June 30, 2010 and 2009 and the consolidated income statements, statements of comprehensive loss and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2010 and 2009 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

We have also, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of June 30, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated September 27, 2010, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Independent Registered Chartered Accountants
September 27, 2010

Membre de / Member of Deloitte Touche Tohmatsu

Comments by Independent Registered Chartered Accountants on Canada-United States of America reporting difference

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the shareholders dated September 27, 2010 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the financial statements.

Independent Registered Chartered Accountants
September 27, 2010

Report of Independent Registered Chartered Accountants

To the Shareholders of Nevada Geothermal Power Inc.

We have audited the internal control over financial reporting of Nevada Geothermal Power Inc. (the “Company”) as of June 30, 2010, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2010, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as at and for the year ended June 30, 2010, of the Company and our report dated September 27, 2010, expressed an unqualified opinion on those financial statements.

Independent Registered Chartered Accountants
Vancouver, Canada
September 27, 2010

NEVADA GEOTHERMAL POWER INC.
CONSOLIDATED BALANCE SHEETS
As at June 30, 2010 and 2009
(AUDITED)
(Expressed in US Dollars)
(see Note 1 – Nature of Operations and Going oncern)

	2010	2009
ASSETS
Current
Cash and cash equivalents	$6,435,375	$2,390,428
Restricted cash (Note 21 e)	-	16,370,100
Accounts receivable	2,479,746	115,039
Marketable securities (Note 6)	71,388	85,985
Inventory	161,881	-
Future financing costs	1,778,152	755,032
Prepaid expenses	206,200	146,395
	11,132,742	19,862,979

Restricted Cash (Note 21 e)	4,005,672	2,225,336
Property, Plant and Equipment (Note 7)	169,716,976	112,148,391
Intangible Assets (Note 8)	1,005,082	13,014
Interests in Geothermal Properties (Note 9)	1,413,309	88,561,126
	$187,273,781	$222,810,846

LIABILITIES
Current
Accounts payable and accrued liabilities	$3,243,124	$17,438,406
Deferred construction amounts payable	-	9,028,380
Short-term portion of long-term liabilities (Note 13)	153,708,330	149,095,125
	156,951,454	175,561,911

Long-term Payables (Note 11)	486,913	632,182
Lease Obligations (Note 12)	32,108	-
Cash Settled Option (Note 14)	2,722,396	1,820,844
Asset Retirement Obligation (Note 15)	1,291,274	932,689
Future Income Tax Liability (Note 16)	-	1,320,440
	161,484,145	180,268,066

SHAREHOLDERS' EQUITY
Share Capital (Note 17)	54,942,619	53,857,748
Contributed Surplus	4,143,381	4,250,432
Accumulated Other Comprehensive Income	2,112,789	1,862,302
Deficit	(35,409,153)	(17,427,702)
	25,789,636	42,542,780
	$187,273,781	$222,810,846

Commitments (Note 21)
Subsequent Events (Note 25)

Approved on behalf of the Board of Directors:

“Brian Fairbank”	“Domenic Falcone”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

5

NEVADA GEOTHERMAL POWER INC.
CONSOLIDATED INCOME STATEMENT
For the Years Ended June 30, 2010, 2009 and 2008
(AUDITED)
(Expressed in US Dollars)

	2010	2009	2008

Revenue
Electricity sales (Note 5)	$11,839,010	$-	$-
Direct cost of energy production	(7,654,668)	-	-
Gross margin	4,184,342	-	-

Expenses
Accounting, audit and tax	782,639	672,248	50,386
Accretion of asset retirement obligation	73,535	58,446	20,931
Amortization	76,199	88,421	61,877
Consulting fees	626,441	306,861	270,472
Investor communication	149,894	249,154	455,457
Insurance	94,137	50,461	60,005
Legal	988,744	229,459	264,392
Office and administrative expenses	458,142	315,786	516,428
Salaries and wages	1,202,916	959,202	835,477
Stock-based compensation	224,500	307,359	858,890
Travel and business development	244,818	126,021	161,860

	4,921,965	3,363,418	3,556,175

Other (Expenses) Income
Change in fair value of cash settled option (Note 14)	(901,552)	(61,343)	-
Financing expenses	(893,011)	-	-
Foreign exchange loss	(85,116)	(1,737,199)	(309,394)
Loss on disposal of equipment	-	(8,395)	(3,286)
Options proceeds in excess of mineral property costs	-	-	129,305
Impairment of marketable securities	(75,429)	-	-
Undrawn commitment fee	-	(264,925)	-
Interest expense (Note 19)	(15,365,331)	-	-
Interest income	76,611	346,520	313,783

	(17,243,828)	(1,725,342)	130,408

Net Loss	$(17,981,451)	$(5,088,760)	$(3,425,767)

Loss per share (Basic & diluted)	$(0.19)	$(0.05)	$(0.04)
Weighted average number of common shares issued and outstanding (Basic & diluted)	95,280,808	94,438,849	79,122,910

The accompanying notes are an integral part of these consolidated financial statements.

6

NEVADA GEOTHERMAL POWER INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended June 30, 2010, 2009 and 2008
(AUDITED)
(Expressed in US Dollars)

	2010	2009	2008

Cash flows used in operating activities
Net Loss for the period	$(17,981,451)	$(5,088,760)	$(3,425,767)
Items not requiring (providing) cash:
Amortization	4,979,583	88,421	61,877
Accretion of asset retirement obligation	73,535	58,446	20,931
Change in fair value of cash settled option	901,552	61,343	-
Foreign exchange loss	-	1,737,199	-
Interest deferred and non-cash interest	6,221,851	-	-
Impairment of marketable securities	75,429	-	-
Loss on disposal of equipment	-	8,395	3,286
Marketable securities received as option payment	-	-	(68,303)
Recruitment fees	-	-	129,875
Stock-based compensation	224,500	307,359	858,890
Undrawn commitment fee	-	264,925	-
Changes in non-cash working capital:
(Increase) decrease in accounts receivable	(1,984,956)	28,599	(70,016)
Increase in inventory	(161,881)	-	-
Increase (decrease) in accounts payable	167,975	416,249	(2,350,441)
(Increase) decrease in prepaid expenses	(51,111)	(766,847)	21,734

	(7,534,974)	(2,884,671)	(4,817,934)

Cash flows used in investing activities
Decrease (increase) in restricted cash	14,655,186	(17,920,984)	(3,710)
Acquisition of intangible assets	(1,020,836)	(21,938)	(27,396)
Acquisition and construction of property, plant and equipment	(51,235,605)	(66,278,862)	(12,629,675)
Cash grant received	57,872,513	-	-
Interests in geothermal properties	(429,499)	(39,604,566)	(20,210,945)
Proceeds from disposal of equipment	-	31,454	1,034

	19,841,759	(123,794,896)	(32,870,692)

Cash flows from financing activities
Net proceeds from private placements	-	-	13,909,223
Lease obligation payments	(1,139)	-	-
Loan advances	19,989,898	139,292,591	20,166,304
Loan repayment	(28,879,380)	(20,723,093)	-
Future financing costs	(186,888)	(574,802)	-
Proceeds from agents' units exercised	-	-	1,401,703
Proceeds from agents' options exercised	297,985	-	-
Proceeds from options exercised	455,335	94,899	349,337
Proceeds from warrants exercised	-	-	27,222

	(8,324,189)	118,089,595	35,853,789

Effect of exchange rate changes on cash and cash equivalents	62,351	(492,960)	599,060

Increase (decrease) in cash and cash equivalents	4,044,947	(9,082,932)	(1,235,777)

Cash and cash equivalents, beginning of period	2,390,428	11,473,360	12,709,137
Cash and cash equivalents, end of period	$6,435,375	$2,390,428	$11,473,360

Additional Cash Flow Information (Note 23)

The accompanying notes are an integral part of these consolidated financial statements.

7

NEVADA GEOTHERMAL POWER INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the Years Ended June 30, 2010, 2009 and 2008
(AUDITED)
(Expressed in US Dollars)

	2010	2009	2008

Net loss for the period	$(17,981,451)	$(5,088,760)	$(3,425,767)

Other comprehensive income (loss)
Foreign translation gain (loss)	189,655	(1,596,563)	1,325,969
Decrease in unrealized holding gain on marketable securities	(14,597)	(94,656)	(10,889)
Impairment of marketable securities included in income statement	75,429	-	-

Comprehensive loss	$(17,730,964)	$(6,779,979)	$(2,110,687)

8

NEVADA GEOTHERMAL POWER INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the years ended June 30, 2010 and 2009
(AUDITED)
(Expressed in US Dollars)

				Other Comprehensive Income (Loss)
	Shares	Share Capital	Contributed Surplus	Currency Translation Differences	Revaluation of Marketable Securities	Deficit	Total Shareholders' Equity

Balance, June 30, 2008	94,169,504	$53,701,819	$4,004,103	$3,519,697	$33,824	$(12,338,942)	$48,920,501

Issued for cash
Stock options exercised	378,000	94,899	-	-	-	-	94,899
Stock options exercised - stock option valuation	-	61,030	(61,030)	-	-	-	-
Stock options granted	-	-	307,359	-	-	-	307,359
Currency translation difference	-	-	-	(1,596,563)	-	-	(1,596,563)
Decrease in marketable securities	-	-	-	-	(94,656)	-	(94,656)
Net loss for the year	-	-	-	-	-	(5,088,760)	(5,088,760)

Balance, June 30, 2009	94,547,504	53,857,748	4,250,432	1,923,134	(60,832)	(17,427,702)	42,542,780

Issued for cash
Stock options exercised	714,000	455,335	-	-	-	-	455,335
Agent options exercised	315,000	297,985	-	-	-	-	297,985
Stock options exercised - option valuation	-	224,813	(224,813)	-	-	-	-
Agent options exercised - option valuation	-	106,738	(106,738)	-	-	-	-
Stock options granted	-	-	224,500	-	-	-	224,500
Currency translation difference	-	-	-	189,655	-	-	189,655
Decrease in marketable securities	-	-	-	-	(14,597)	-	(14,597)
Impairment of marketable securities	-	-	-	-	75,429	-	75,429
Net loss for the period	-	-	-	-	-	(17,981,451)	(17,981,451)

Balance, June 30, 2010	$95,576,504	$54,942,619	$4,143,381	$2,112,789	$-	$(35,409,153)	$25,789,636

The accompanying notes are an integral part of these consolidated financial statements.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nevada Geothermal Power Inc. (“the Company” or “Nevada Geothermal”) was incorporated on April 13, 1995 under the laws of British Columbia and became a revenue generating company during the second fiscal 2010 quarter, the fourth calendar quarter of 2009. The Company was in the development stage until that point. The Company’s common shares are traded on the TSX Venture Exchange under the trading symbol NGP and on the OTC Bulletin Board in the United States under the symbol NGLPF.

The Company is a generator of geothermal electrical power and a developer of geothermal projects. Nevada Geothermal’s principal operation is the Faulkner I power plant located in northern Nevada (“Blue Mountain”). Revenue is generated by the Company from selling electrical power to NV Energy (“NVE”) under a 20-year Power Purchase Agreement (“PPA”). The Company is also continuing its exploration, evaluation and further development of other geothermal property interests at Pumpernickel Valley, Black Warrior and Edna Mountain in Nevada, as well as Crump Geyser in Oregon.

On August 29, 2008, the Company closed a financing with Trust Company of the West (“TCW”) to issue up to $180 million of debt for the continued development of its Blue Mountain power plant project. As at June 30, 2010, $163,957,365 was outstanding under the debt agreement. At June 30, 2010, the Company was not in compliance with all the terms of the TCW loan, and accordingly the loan was classified as a short-term liability. Consequently, as at June 30, 2010, the Company had a working capital deficiency of $145,818,712. In addition, the Company’s cumulative operating losses and development costs have resulted in accumulated losses totalling $35,409,153.

On November 20, 2009, the Company and TCW reached an agreement in principle to waive budget non compliance and, until the earlier of the closing of a potential John Hancock Life Insurance Company (“John Hancock”) loan and March 31, 2010, an interest coverage covenant, in return for 4.5 million warrants exercisable at CAD1.50 (Note 21(f)) . Subsequently both parties agreed to extend the agreement beyond March 31, 2010, without other changes, until the potential John Hancock loan closed. The John Hancock loan was closed on September 3, 2010. On September 3, 2010, the Company entered into a Consent and Waiver agreement with TCW, rectifying the non-compliance with loan terms, and issued the warrants, as more fully discussed in Note 25.

Although the Company has successfully declared commercial operation at its Blue Mountain power plant facility, there exists substantial doubt regarding the going concern assumption since the Company has no track record of operating profitably, and the Company must increase power production to meet loan covenants, such as a covenanted interest coverage ratio. The Company’s ability to continue on as a going concern is dependent on meeting the covenants of its loan agreements, the achievement of profitable operations, completing its current drilling program successfully and increasing power production under its PPA with NVE and the Company’s ability to raise additional capital from lenders, shareholders and other investors to support ongoing business activities. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Presentation and Consolidation

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and are expressed in US dollars. The major differences between Canadian and US GAAP which affect the Company’s financial statement are described in note 22.

The financial statements include the accounts of the Company and its wholly owned subsidiaries:

  Blue Mountain Power Company Inc., incorporated in the province of British Columbia;

  NGP Chile Ltda., incorporated in Chile;

  Desert Valley Gold Co., incorporated in the State of Nevada;

  Nevada Geothermal Power Company, incorporated in the State of Nevada;

  Nevada Geothermal Operating Company, a Delaware limited liability company;

  NGP Blue Mountain Holdco LLC, a Delaware limited liability company;

  NGP Blue Mountain I LLC, a Delaware limited liability company (“NGP I”);

  NGP Pumpernickel I;

  NGP Black Warrior I; and

  NGP Crump I.

All significant inter-company balances and transactions have been eliminated upon consolidation.

b.	Use of Estimates

The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management’s best estimates as additional information becomes available in the future.

Significant areas of estimation include the following:

  Estimates of the useful lives and residual values of property, plant and equipment;

  Assumptions made around estimated future cash flows relating to the long-term liability (note 13);

  Assumptions made as a part of the fair value calculations for the cash settled option;

  The calculation of the fair value of the asset retirement obligation;

  The calculation of the stock-based compensation expense;

  Determining the realizable amount of future income tax assets;

  Recognition and measurement of contingent liabilities; and

  Cash flow forecasts used for the purpose of impairment testing.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

c.	Foreign Currency Translation

Items included in the financial statements of each entity in the Group are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The consolidated financial statements are presented in US dollars.

Transactions and balances:
Monetary assets and liabilities denominated in foreign currency are translated at exchange rates in effect at balance sheet dates. Revenues and expenses are translated at the exchanges rates prevailing on the transaction dates. Realized and unrealized exchange gains and losses are included in the statement of loss and deficit.

Group companies:
The results and financial position of all Group companies that have a functional currency different from the presentation currency are translated into the Group’s presentation currency using the current rate method:

  Statements of loss and deficit and cash flow statements are translated at the average exchange rates prevailing during each reporting period.

  Assets and liabilities are translated at the exchange rates prevailing at balance sheet date.

  All resulting exchange differences arising from the translation are included as a separate component of other comprehensive income.

All subsidiaries are classified as self-sustaining.

d.	Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with original maturity dates of 90 days or less. Cash subject to restrictions that prevent its use for current purposes is presented as restricted cash.

e.	Marketable Securities

In accordance with section 3855 Financial Instruments – Recognition and Measurement of the Canadian Institute of Chartered Accountants (“CICA”) Handbook, the Company has designated its marketable securities, composed of publicly traded shares of another resource company, as available-for-sale financial assets. Accordingly, marketable securities are carried at fair value, and changes in fair value are recognized in other comprehensive income, except for impairment losses. The cumulative gain or loss previously recognized in other comprehensive income is recognized in net income for the period at the time the marketable securities are derecognized. The fair value of publicly traded securities is based on quoted market prices.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f.	Inventory

Inventory consists of spare parts, and is stated at the lower of cost and net realizable value.

g.	Future Financing Costs

Transaction costs incurred in anticipation of future financing transactions are carried on the balance sheet until the financing transaction takes place, at which time these costs are offset against the fair value of the liability or equity raised. Transaction costs incurred in respect of transactions that are abandoned are expensed when the transaction is abandoned.

h.	Property, Plant and Equipment and Amortization

Property, plant and equipment are recorded at cost and amortized over their estimated useful lives as follows:

Computers	Declining balance	30%
Field Equipment	Declining balance	30%
Leasehold improvements	Straight line	5 years
Office furniture and equipment	Declining balance	20%
Vehicles	Declining balance	20%

Plant	Straight line	5 – 30 years
Wellfield	Straight line	20 years

The cost includes all costs attributable to the acquisition, construction, development or betterment of an asset, and in the case of the wellfield, all costs of acquisition, exploration and development of the Blue Mountain geothermal property interest.

The Company’s assets under construction are recorded at cost and include direct construction and development costs as well as overhead costs directly attributed to the construction activities of the Blue Mountain Project. Capitalization of costs ceases when an item of property, plant and equipment, or a portion thereof, is substantially complete and ready for productive use. Revenue derived from an item of property, plant, and equipment prior to substantial completion is included in cost. Upon substantial completion, the balance included in assets under construction is transferred to plant and wellfield.

Major spare parts are carried as property, plant and equipment, but are not amortized until placed in use.

i.	Government Assistance

Government grants are recorded as a reduction of the related expenditure or item of property, plant and equipment where there is reasonable assurance that the Company has complied with all conditions necessary to receive the grants and collection is reasonably assured.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

j.	Intangible Assets

Intangible assets are recorded at cost and amortized over their estimated useful lives as follows:

Computer software	Straight line	1 – 5 years
Water rights	Straight line	30 years
Royalty rights	Straight line	30 years

k.	Interests in Geothermal Properties

Costs of acquisition, exploration and development of geothermal properties are capitalized on an area-of-interest basis. Amortization of geothermal property costs will commence at the time each property becomes capable of production. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment.

l.	Impairment of Long-Lived Assets

The Company applies the CICA Handbook Section 3063, Impairment of Long-Lived Assets, which addresses the recognition, measurement and disclosure of the impairment of long-lived assets. Section 3063 requires that an impairment loss be recognized if the carrying amount of a long-lived asset is not recoverable. The carrying amount of a long-lived asset is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. Any impairment loss to be recognized is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

m.	Asset Retirement Obligations (“AROs”)

Future costs to retire an asset, including environmental costs, remediation and ongoing treatment and monitoring of the site, are recognized at fair value in the period in which they are incurred, when a reasonable estimate of fair value can be made. The asset retirement cost is capitalized as part of the asset’s carrying value and amortized over the asset’s useful life.

In subsequent periods, the liability is adjusted for any changes in the liability resulting from the passage of time as well as for revisions to the amount or timing of the underlying cash flows. Changes in fair value resulting from the passage of time are recognized in the income statement. Changes in the fair value resulting from revisions to the amount or timing of the underlying cash flows are capitalized to the related asset.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

n.	Financial Instruments

Financial instruments carried on the balance sheet include cash and cash equivalents, restricted cash, accounts receivable, marketable securities, accounts payable and accrued liabilities, long-term payables, long-term liabilities and derivatives, namely the cash settled option.

The Company classifies its financial instruments into one of the following categories: held to maturity, available-for-sale, held for trading, loans and receivables or financial liabilities. Financial assets classified as held to maturity, loans and receivables and financial liabilities other than those held for trading are measured at amortized cost. Available-for-sale financial assets are measured at fair value with unrealized gains and losses recorded in other comprehensive income. Instruments classified as held for trading, such as the cash settled option, are measured at fair value with unrealized gains and losses recognized in the statement of loss and deficit for the period.

As at June 30, 2010, the Company had not entered into any hedging arrangements.

o.	Long-term Liabilities

Long-term liabilities are recognized initially at fair value, net of transaction costs incurred. Long-term liabilities are subsequently stated at amortized cost using the effective interest rate method. The effective interest rate is calculated by estimating the cash flows associated with the loan, considering all contractual terms of the financial instrument. The calculation includes all fees paid or received between the parties to the contract that are an integral part of the effective interest rate, transaction costs, and all other premiums or discounts.

When the estimated future cash flows change, the Company adjusts the carrying amount of the loan to reflect actual and revised estimated cash flows. The Company recalculates the carrying amount by computing the present value of estimated future cash flows at the financial instrument's original effective interest rate.

p.	Leases

i)	Finance Leases

Leases of property, plant and equipment, where the Company has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property or the present value of the minimum lease payment. The corresponding rental obligations, net of finance charges, are classified as liabilities. The interest element is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability of each period. The property, plant and equipment acquired under finance leases are depreciated over the shorter of the useful life of the assets or the lease term.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

p.	Leases (continued)

ii)	Operating Leases

Leases where a significant portion of risks and rewards of ownership are retained by the lessor are classified as operating leases. Operating lease costs are charged against operating profit on a straight-line basis over the period of the lease.

q.	Revenue

The Company recognizes revenue from the sale of energy produced and the related Portfolio Energy Credits in terms of its PPA with NV Energy when the energy is supplied to the buyer, as metered at the point of interconnection with the transmission system.

r.	Stock-based Compensation

The Company grants stock options to officers, directors, employees and outside consultants. The plan is classified as an equity settled stock-based compensation plan. Accordingly, the fair value of stock options is expensed with an offsetting credit to contributed surplus. The fair value of stock options which vest immediately is recorded at the date of grant and the fair value of options which vest in the future is recognized on a straight-line basis over the vesting period. Upon exercise of options, any consideration received, together with the related portion of contributed surplus, is credited to share capital. The Company accrues compensation costs based on the assumption that all instruments subject only to a service requirement will vest. The effect of actual forfeitures is recognized as they occur.

The Company uses the Black-Scholes option valuation model to estimate the fair value of stock-based compensation. The Black-Scholes option valuation model requires the input of subjective assumptions. Changes in these assumptions can materially affect the fair value estimate.

s.	Borrowing Costs

Interest costs on borrowings incurred to finance the construction of property, plant and equipment and the development of geothermal properties are capitalized during the period of time that is required to complete and prepare the asset for its intended use.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

t.	Income Taxes

Income taxes are accounted for under the asset and liability method of accounting. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Future income tax assets or liabilities are measured using the substantially enacted tax rates anticipated to apply in the periods when the temporary differences are expected to reverse. Future tax assets are recognized to the extent that they are considered more likely than not to be realized.

u.	Segmental Reporting

The Company has identified each of its geothermal properties as an operating segment, but aggregates its projects in the development phase as one reportable segment. The development phase projects segment consists of the Crump Geyser, Pumpernickel, Edna Mountain and Black Warrior geothermal projects. Inter-segment transactions and balances have been eliminated in the preparation of the segment report.

v.	Loss Per Common Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted per share information is calculated using the number of common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of stock options and warrants is calculated using the treasury stock method, which assumes that any proceeds from the exercise of stock options, warrants, and other instruments would be used to purchase common shares at the average market price during the period. No adjustment to diluted earnings per share is made if the result of these calculations is anti-dilutive.

w.	Changes in Accounting Policies

The Company made the following changes to its accounting policies during the year ended June 30, 2010:

i)	CICA handbook section 3064, Goodwill and Intangible Assets

In February 2008, the CICA issued handbook section 3064 – Goodwill and Intangible Assets, which replaces Section 3062, Goodwill and Intangible Assets, and Section 3450, Research and Development Costs. This new section establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets and also prescribes the recognition and measurement of impairment losses. The Company implemented the new standard during the year, and reclassified software in the amount of $13,014 as at June 30, 2009 from property, plant and equipment to intangible assets.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

w.	Changes in Accounting Policies (continued)

ii)	CICA handbook section 3862, Financial Instruments – Disclosures

Section 3862 was amended during June 2009 to enhance the disclosure requirements regarding liquidity risk of financial instruments and to add new disclosure requirements about fair value measurements of financial instruments. The Company implemented the new standard in the year. (See Note 18(a)).

iii)	CICA handbook section 1506, Accounting Changes

In June 2009, Section 1506, Accounting Changes, was amended to exclude from its scope changes in accounting policies upon the complete replacement of an entity's primary basis of accounting. The amendment applies to interim and annual financial statements relating to fiscal years beginning on or after July 1, 2009. The Company has implemented the new standard during the year.

x.	Comparative Figures

Certain comparative figures have been reclassified to conform with the current period presentation. Future financing costs have been disclosed separately on the face of the balance sheet, and changes in future financing costs have been disclosed in cash flow from financing activities on the cash flow statement.

3. FUTURE ACCOUNTING CHANGES

a)	CICA handbook section 1582, Business Combinations, section 1601, Consolidated Financial Statements and section 1602, Non-controlling interests

The abovementioned sections were released in January 2009. Section 1582 should be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Sections 1601 and 1602 apply to interim and consolidated financial statements for financial years beginning on or after January 1, 2011. Earlier application of all three sections is permitted, but all three sections have to be adopted together with effect from the beginning of the fiscal year of adoption. The adoption of the new standards will result in a number of changes to the treatment of acquisitions, notably the measurement of non-controlling interests at fair value by the parent group, the requirement to expense acquisition costs, and the accounting for contingent consideration as a financial liability, measured at fair value. The effect of the new standard on the Company will depend on the circumstances of future business combinations, if any.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

3. FUTURE ACCOUNTING CHANGES (Continued)

b)	CICA handbook section 3855, Financial Instruments

In June 2009, the CICA amended Section 3855, Financial Instruments - Recognition and Measurement, to clarify the application of the effective interest method after a debt instrument has been impaired. This Section has also been amended to clarify when an embedded prepayment option is separated from its host debt instrument for accounting purposes. This amendment applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

c)	EIC 175, Multiple Deliverable Revenue Arrangements

In December 2009, the CICA issued EIC 175, Multiple Deliverable Revenue Arrangements, replacing EIC 142, Revenue Arrangements with Multiple Deliverables. This abstract provides updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated and the consideration allocated; requires, in situations where a vendor does not have vendor-specific objective evidence or third party evidence of selling price, that the entity allocate revenue in an arrangement using estimated selling prices of deliverables; eliminates the use of the residual method and requires an entity to allocate revenue using the relative selling price method; and requires expanded qualitative and quantitative disclosures regarding significant judgments made in applying this guidance. This EIC is effective for years beginning on or after January 1, 2011.

d)	International Financial Reporting Standards

The Company will be adopting International Financial Reporting Standards (“IFRS”) for financial years beginning on or after January 1, 2011, with its first annual report under IFRS for the year ending June 30, 2012, and its first interim report under IFRS for the quarter ending September 30, 2011. Comparative information in respect of the 2011 financial year will be provided in both cases.

4.	CAPITAL MANAGEMENT

The Company’s objectives when managing capital are to:

i)	ensure there are adequate capital resources to safeguard the Company’s ability to continue as a going concern;
ii)	maintain adequate levels of funding to support the exploration and development of its geothermal properties;
iii)	maintain investor, creditor and market confidence to sustain future development of the business; and
iv)	provide returns to shareholders and benefits for other stakeholders.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

4.	CAPITAL MANAGEMENT (Continued)

The capital structure of the Company consists of share capital, contributed surplus and deficit, and long-term liabilities. As at June 30, 2010, this amounted to $177,385,177 (2009 - $189,775,603).

The Company’s Blue Mountain project started to generate revenue during the 2010 financial year. The project is currently funded by a loan provided by TCW, the terms of which provide for the loan to be repaid from available cash flow. The lender has the right to receive cash interest plus 60% of available project cash, as defined, which increases to 100% if target loan balances are exceeded. Target loan balances are currently exceeded, and accordingly no cash from the Blue Mountain project is currently available to fund the Company’s other projects. The Pumpernickel Valley, Black Warrior, Crump Geyser and Edna Mountain projects are currently funded by equity financing in combination with government grants.

The Company manages its capital in a manner that provides sufficient funding for exploration and development activities. Annual budgets and rolling forecasts are used to determine the necessary capital requirements. The budgets are prepared by management, approved by the Board of Directors and are updated for changes in the underlying assumptions, economic conditions and risk characteristics of the underlying assets, as necessary.

The Company is not subject to externally imposed capital requirements.

5.	ECONOMIC RELIANCE

All the Company’s revenue is derived from a 20-year power contract with NVE, an operating electric public utility.

6.	MARKETABLE SECURITIES

		2010		2009
	Number of Shares	Amount	Number of Shares	Amount
Sierra Geothermal Power Corp.
Cost - common shares	400,000	$146,817	400,000	$146,817
Unrealized (loss) gain	-	-	-	(60,832)
Impairment of marketable securities	-	(75,429)	-	-
	400,000	471,388	400,000	$85,985

During the year ended June 30, 2010, the Company recognized an impairment loss due to the significant and prolonged declined in the fair value of the investment.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

7.	PROPERTY, PLANT AND EQUIPMENT

	Computers	Office furniture and equipment	Field equipment	Vehicles	Leasehold improvements	Land	Plant	Wellfield	Construction in progress	Spare parts	Total
Cost
Balance as at June 30, 2009	$93,743	$54,341	$73,008	$126,762	$-	$161,187	$-	$-	$111,768,024	$-	$112,277,065
Additions	8,382	20,322	-	62,641	12,200	210,801	-	-	32,346,996	159,067	32,820,409
Plant placed in service	-	-	-	-	-	-	130,083,568	6,810,240	(136,893,808)	-	-
Transfer from geothermal property interests	-	-	-	-	-	-	-	87,565,210	-	-	87,565,210
Cash grant received	-	-	-	-	-	-	(33,669,875)	(24,202,638)	-	-	(57,872,513)
Foreign exchange movement	7,507	3,804	-	-	-	-	-	-	-	-	11,311
Balance as at June 30, 2010	$109,632	$78,467	$73,008	$189,403	$12,200	$371,988	$96,413,693	$70,172,812	$7,221,212	$159,067	$174,801,482

Accumulated amortization
Balance as at June 30, 2009	$48,798	$23,729	$31,844	$24,303	$-	$-	$-	$-	$-	$-	$128,674
Amortization for the period	16,451	9,366	12,349	30,319	406	-	2,359,721	2,521,805	-	-	4,950,417
Foreign exchange movement	3,744	1,671	-	-	-	-	-	-	-	-	5,415
Balance as at June 30, 2010	$68,993	$34,766	$44,193	$54,622	$406	$-	$2,359,721	$2,521,805	$-	$-	$5,084,506

Carrying amounts
At June 30, 2009	$44,945	$30,612	$41,164	$102,459	$-	$161,187	$-	$-	$111,768,024	$-	$112,148,391
At June 30, 2010	$40,639	$43,701	$28,815	$134,781	$11,794	$371,988	$94,053,972	$67,651,007	$7,221,212	$159,067	$169,716,976

Property, plant and equipment amortization of $4,886,369 (2009 – nil) has been included in Direct cost of energy production. Test revenue totaling $337,793 (2009 – nil) was generated prior to the substantial completion of the power plant and has been recorded as a reduction of the capitalized cost of the plant.

Interest of $8,282,391 was capitalized to property, plant and equipment during the year (2009 - $9,573,084) .

During the year, vehicles purchased under capital leases amounted to $40,347 (2009 – nil) and amortization for these vehicle amounted to $2,017 (2009 – nil).

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

8.	INTANGIBLE ASSETS

	Software	Water rights	Royalty rights	Total
Cost
Balance as at June 30, 2009	$66,556	$-	$-	$66,556
Additions	3,820	17,016	1,000,000	1,020,836
Foreign exchange movement	3,339	-	-	3,339
Balance as at June 30, 2010	$73,715	$17,016	$1,000,000	$1,090,731

Accumulated amortization
Balance as at June 30, 2009	$53,542	$-	$-	$53,542
Amortization for the period	12,169	331	16,667	29,167
Foreign exchange movement	2,940	-	-	2,940
Balance as at June 30, 2010	$68,650	$331	$16,667	$85,649

Carrying amounts
At June 30, 2009	$13,014	$-	$-	$13,014
At June 30, 2010	$5,065	$16,685	$983,333	$1,005,082

Intangible asset amortization of $17,016 (2009 – nil) has been included in Direct cost of energy production.

9.	INTERESTS IN GEOTHERMAL PROPERTIES

The acquisition and deferred exploration and development expenditures of the Company’s geothermal property interests, all located in the U.S., are as follows:

		2010	2009
Blue Mountain Project - Nevada		$-	$87,565,210
Pumpernickel Valley Project - Nevada	(a)	315,595	118,455
Crump Geyser - Oregon	(b)	642,011	501,709
Black Warrior Peak Project - Nevada	(c)	426,215	375,752
Edna Mountain Project - Nevada	(d)	29,488	-
		$1,413,309	$88,561,126

During the period, construction of the Blue Mountain Faulkner I power plant was completed and the plant commenced operating commercially. Therefore, acquisition and deferred exploration and development expenditures relating to the project have been transferred to property, plant and equipment (Note 7).

a)	Pumpernickel Valley Project, Nevada

The Company has private and federal geothermal leases comprising a total holding of 2,810 hectares (6,942 acres). The Company leases geothermal rights from Newmont USA, certain private land owners and the United States Bureau of Land Management (“BLM”). Under an agreement with Ormat Nevada Inc. (“Ormat”), the Company gave Ormat a right of first refusal for the supply of the Pumpernickel project equipment in return for a BLM lease and preferred equipment pricing. The Newmont lease grants the Company the exclusive geothermal, surface and water rights. The Company pays $3/acre, with all rental payments creditable to royalties due upon production of:

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

9.	INTERESTS IN GEOTHERMAL PROPERTIES (Continued)

a)	Pumpernickel Valley Project, Nevada (continued)

  3½% of gross proceeds from electrical power sales (less taxes and transmission costs);

  5% of the gross proceeds of a sale of any substances in an arm’s length transaction;

  2% of the gross proceeds from the sale of, or manufacture, of by-products;

  10% of net profits from the use of substances at a commercial facility other than an electric power generating facility; and

  Substances or electrical power used by the Company for operations at an on-site electrical generating plant or other commercial facilities are not subject to royalties.

The BLM lease transferred from Ormat is encumbered by a royalty interest (0.5%) payable to Ehni Enterprises Inc.

The following costs have been incurred on the project:

	2010	2009
Acquisition
Property leases, permits and regulatory	$41,120	$24,852

Deferred exploration
Camp and field supplies	35,329	8,007
Drilling, refund	-	(5,739)
Feasibility study	41,504	-
Geological and geophysical	38,226	23,107
Non-geological consulting	2,560	33,471
Testing	820	4,128
Write-down of Sierra Geothermal receivable	37,581	30,629

Costs incurred during the year	197,140	118,455
Balance, beginning of year	118,455	-
Balance, end of year	$315,595	$118,455

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

9.	INTERESTS IN GEOTHERMAL PROPERTIES (Continued)

b)	Crump Geyser, Oregon

On August 1, 2005, the Company leased 2,916 hectares (7,205 acres) of geothermal land located in south-eastern Oregon. The leases are on private land and are subject to a royalty of 3.5% of the gross revenues from the availability, sale or use of electricity.

The following costs have been incurred on the project:

	2010	2009
Acquisition
Property leases, permits and regulatory	$43,633	$29,577

Deferred exploration
Department of Energy ("DOE") funding	(134,189)	-
Drilling	6,703	-
Camp and field supplies	60,356	2,964
Geological and geophysical	141,218	37,506
Legal and consulting (non-geological)	22,580	4,786
Reports and maps	-	1,340

Costs incurred during the year	140,302	76,173
Balance, beginning of year	501,709	425,536
Balance, end of year	$642,011	$501,709

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

9.	INTERESTS IN GEOTHERMAL PROPERTIES (Continued)

c)	Black Warrior Peak Project, Nevada

The project is located in Washoe and Churchill Counties, Nevada. The Company has a total of 2,539 hectares (6,273 acres) of both private land and federal lands including water and surface rights. The private leases are subject to a royalty of 3.5% on gross revenue from electricity sales. The Company can purchase the royalty for $1 million.

The following costs have been incurred on the project:

	2010	2009

Acquisition
Property leases, permits and regulatory	$33,668	$33,409

Deferred exploration
DOE funding	(17,269)	-
Camp and field supplies	15,814	5,199
Drilling	84	26,857
Geological and geophysical	15,983	110,654
Legal and consulting (non-geological)	2,183	12,678
Reports and maps	-	535

Costs incurred during the year	50,463	189,332
Balance, beginning of year	375,752	186,420
Balance, end of year	$426,215	$375,752

d)	Edna Mountain Project, Nevada

The project is located in Humboldt County, Nevada. The Company has a total of 1,036 hectares (2,560 acres) of federal land located a few miles northeast of the Pumpernickel Project.

The following costs have been incurred on the project:

	2010	2009

Acquisition	$28,730	$-
Property leases, permits and regulatory

Deferred exploration
Camp and field supplies	344	-
Geological and geophysical	414	-

Costs incurred during the year	29,488	-
Balance, beginning of year	-	-
Balance, end of year	$29,488	$-

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

10.	GOVERNMENT ASSISTANCE

The Company applies, when available, for various grants and/or assistance from the various levels of the U.S. Government. During the year ended June 30, 2010, the Company applied for and received a cash grant under Section 1603, Division B of the American Recovery and Reinvestment Act of 2009. The cash grant has a value of 30% of the total eligible capital costs for the Blue Mountain project. On November 12, 2009, the Company received $57.9 million from U.S Department of Treasury. Under the grant, in certain limited circumstances, a percentage of the grant would be repayable until five years after the property was placed in service. The limited circumstances are the disposal of the property to a disqualified person or if the property ceases to qualify as a specified energy property, as defined in the Section 1603.

On October 29, 2010, the Company was awarded two grants from the DOE under the American Reinvestment and Recovery Act geothermal technologies program. The program calls for cost sharing grants on exploration and drilling work. The Company was awarded $1,764,272 for the Crump Geyser geothermal project and $1,597,847 for the Black Warrior geothermal project. As at June 30, 2010, the Company has received $134,189 (2009 – nil) for Crump Geyser and $17,269 (2009 – nil) for Black Warrior.

11.	LONG-TERM PAYABLES

Long-term payables consist of Nevada Sales and Use Tax deferred on plant construction purchases. The deferred taxes are payable over a period starting during 2009/2010 and ending October 31, 2013. Payments of approximately $23,000 are due each month until October 2013. The amounts recorded in the financial statements are the scheduled repayments discounted at an effective interest rate of 14% per year. The current portion of the Sales and Use Tax has been included in accounts payable. As at June 30, 2010, the Company owes $839,536 (2009 - $1,250,829) of Sales and Use Taxes.

	2010	2009
Taxes payable	$680,646	$1,012,448
Short-term portion included in accounts payable	(193,733)	(380,266)
Long-term portion	$486,913	$632,182

     NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

12.	LEASE OBLIGATIONS

	2010	2009
Leases payable	$39,208	$-
Short-term portion included in accounts payable	(7,100)	-
Long-term portion	$32,108	$-

The following is a schedule of future minimum lease payments under a financing lease expiring April 30, 2015:

	2010	2009
2011	$9,530	$-
2012	9,530	-
2013	9,530	-
2014	9,530	-
2015	7,940	-
Total minium lease payments	46,060	-
Amount representing interest at 6.75%	(6,852)	-
	$39,208	$-

13.	LONG-TERM LIABILITIES

	2010	2009

Long-term liabilities - TCW Loan	$153,708,330	$149,095,125
Short-term portion - TCW Loan	(153,708,330)	(149,095,125)
	$-	$-

On August 29, 2008, the Company closed a financing with TCW, a New York based investment management firm, for an amount of up to $180 million.

As at June 30, 2010, the total amount due under the TCW loan is $163,957,364 (2009 -$159,598,619). The effective interest rate of the instrument over its expected life is 17%.

a)	The principal terms of the TCW loan are:

-  14% interest per annum, payable quarterly, over a 15 year term maturing November 30, 2023;
-  Accrued interest was added to the principal prior to commercial operation and thereafter 6% interest per annum may be deferred if enough cash is not available to fund the full interest payments;
-  The principal is repaid from available cash flow – the lender has the right to receive cash interest plus 60% of available project cash, which will increase to 100% if target loan balances are exceeded;
-  Upon the earlier of repayment of the debt and maturity, the lender can exercise a cash settled option for a nominal exercise price and receive in cash an amount equal to 7.5% of the fair market value of the equity of NGP Blue Mountain I LLC (“NGP I”) (See Note 14);

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

13.	LONG-TERM LIABILITIES (Continued)

- The last $10 million of the $180 million commitment resulted in an increase of the cash settled option by 0.5% interest in the project for each million drawn, 5% in total;
- The loan may be refinanced under certain circumstances. Refinancing of the balance in excess of $70 million prior to refinancing target date is subject to a 2% prepayment fee. Refinancing of the balance below $70 million, and the total balance after refinancing target date, is subject to a make-whole premium equal to the difference between the present value of the remaining payments discounted at the yield of similar maturity United States Treasury securities and the principal amount of the loan being repaid; and
- The refinancing target date was the later of 30 days after commercial operation or substantial completion, and was not to be later than February 28, 2010, however, this was modified by the agreement in principle discussed under b) below.

b)	Agreement in principle:

As at June 30, 2010, the Company was not in compliance with the terms of the TCW loan. The non-compliance results from the Company having exceeded the maximum loan amount of $180 million, and having exceeded the drilling expenditure budget by more than $3.8 million, as well as some instances of technical non-compliance with other loan terms. In addition, the terms of the loan are structured in such a way as to require the Company to refinance a significant portion of the debt outstanding as at balance sheet date shortly after the later of commercial operation and substantial completion of the electricity generation plant, in order to avoid debt covenant violations relating to interest coverage ratios and the make-whole premium referred to under a) above. As a result, for balance sheet purposes, the TCW long-term loan has been classified as a short-term liability.

On November 20, 2009, TCW agreed in principle to waive the non-compliance until March 31, 2010 in return for 4.5 million NGP Inc. warrants exercisable at CAD1.50 (Note 21(f)). Subsequently, TCW agreed to extend the agreement in principle, without change, until the John Hancock loan closed. The John Hancock loan was closed on September 3, 2010, and a repayment of $81,076,669 was made on the TCW loan. At the same time, the Company entered into a Consent and Waiver agreement with TCW, rectifying the non-compliance with loan terms, and issued the warrants, as more fully discussed in Note 25.

c)	Security:

At June 30, 2010, the financing provided by TCW was secured by a pledge of all the equity interests of both NGP Blue Mountain Holdco LLC (“Holdco”) and NGP I, and over substantially all the assets of NGP I. Holdco’s assets comprise the equity interests of NGP I. NGP I’s assets include the Company’s Blue Mountain leases and the electricity generation plant. In addition, TCW has a first priority lien on certain accounts established in connection with the financing to hold the proceeds of advances provided by TCW and revenues generated by operation of the project. NGP I’s assets are not available to satisfy the obligations and debts of other group companies.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

13.	LONG-TERM LIABILITIES (Continued)

	2010	2009
Opening balance	$149,095,125	$-

Loan proceeds	19,989,898	148,166,680
Loan repayments	(38,895,227)	-
Transaction costs	(61,558)	(8,874,089)
Net cash (repaid) borrowed during the period	(18,966,887)	139,292,591
Fair value of cash settled option at inception	-	(1,759,501)
Interest	23,264,074	11,167,014
Commitment fee added to loan balance	-	264,925
Interest accretion	4,004,359	907,974
Adjustment: change in estimate of future cash flows	(3,688,341)	(777,878)
Balance, end of year	$153,708,330	$149,095,125

	2010	2009
Balance, end of year per financial statements	$153,708,330	$149,095,125
Add back:
Transaction costs	8,935,647	8,874,089
Fair value of cash settled option at inception	1,759,501	1,759,501
Interest accretion	(4,912,333)	(907,974)
Adjustment: change in estimate of future cash flows	4,466,219	777,878
Amount owing to TCW	$163,957,364	$159,598,619

14.	CASH SETTLED OPTION

	2010	2009

Opening balance	$1,820,844	$-
Fair value at inception	-	1,759,501
Change in fair value recorded in income	901,552	61,343
Balance, end of year	$2,722,396	$1,820,844

Due to the Company drawing the final $10 million of the lender’s $180 million commitment, the lender acquired the right to an additional 5% cash settled option, increasing the option to 12.5% of the fair market value of the equity in NGP Blue Mountain I LLC at maturity of the loan. The fair value of the cash settled option at June 30, 2010 incorporates the additional 5% interest in the fair value of the equity NGP Blue Mountain I, LLC that the holder is entitled to, along with an update to the forecasted power production.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

15.	ASSET RETIREMENT OBLIGATION

The asset retirement obligation arises from the Company’s investment in the Blue Mountain project. Although the ultimate amount of the site restoration and reclamation costs is uncertain due to uncertainty regarding the extent of the liability and the costs that will have to be incurred to settle the liability, the present value of these obligations is based on information currently available. Such costs include: land rehabilitation, demolition of buildings, removal of cement and restoration of wells as well as removal of power poles and other costs. The majority of costs attributed to these commitments and contingencies are expected to be incurred after 2039, and are to be funded mainly from the Company’s cash provided by operating activities.

The Company’s provision for future site reclamation and closure costs is based on known United States federal and local laws and regulations concerning environmental requirements. The total undiscounted amount of expected cash flows required to settle the asset retirement obligation is estimated at $11,964,587 (2009 - $10,580,156). The liability for the expected cash flows, as reflected in the consolidated financial statements, has been discounted at a credit adjusted risk-free rate of 7.50% (2009 – 9.31%).

	2010	2009

Opening Balance	$932,689	$1,054,645
Additional liabilities incurred - plant	-	168,380
Additional liabilities incurred - wells	165,680	235,140
Revision of prior years estimates	119,370	(583,922)
Accretion expense	73,535	58,446
Balance, end of year	$1,291,274	$932,689

15.	INCOME TAXES

The recovery of income taxes shown in the income statement differs from the amounts obtained by applying statutory rates due to the following:

	2010	2009

Statutory tax rate	29.25%	29.25%
Expected income tax recovery at statutory rates	$(5,259,574)	$(1,488,462)
Increase in recovery resulting from higher
rates for foreign subsidiaries	(728,659)	(62,029)
Change in tax rates	422,988	(427,727)
Non-deductible and non-taxable items	3,805,854	632,480
Benefit of losses not recognized	6,953,992	5,110,018
Change in valuation allowance	(5,194,601)	(3,764,280)
Future income tax expense	$-	$-

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

16.	INCOME TAXES (Continued)

The significant components of the Company’s future tax assets (liability) are as follows:

	2010	2009

Operating losses	$16,018,980	$9,636,851
Cash settled option	327,384	20,856
Share issuance costs	141,876	321,898
Other	53,927	13,054
	16,542,167	9,992,659
Valuation allowance	(5,924,515)	(3,037,933)
Net future income tax assets	10,617,653	6,954,726
Geothermal properties and property,
plant and equipment	(10,617,653)	(8,275,166)
Net future income tax liability	$-	$(1,320,440)

The Company has non-capital losses carried forward of approximately CAD 11,874,662 (2009 – CAD 9,571,192) and USD 38,890,833 (2009 – USD 20,674,890), that may be available for tax purposes.

Non-capital losses for tax purposes will expire as follows, if they remain unused at that time:

2014	$425,862
2015	1,005,441
2023	40,202
2024	325,055
2025	160,100
2026	1,703,968
2027	4,250,234
2028	7,817,278
2029	13,522,058
2030	20,821,797
$50,071,995

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

17.	SHARE CAPITAL

a)	Authorized

Unlimited voting common shares – no par value.
25,000,000 first preferred shares – no par value (none issued).
25,000,000 second preferred shares – no par value (none issued).

Issued

See Consoldiated Statement of Changes in Shareholders’ Equity.

b)	Stock Options

During the year ended June 30, 2010, the Company received $455,335 (2009 - $94,899) from the exercise of 714,000 (2009 – 378,000) stock options.

A summary of the changes in stock options for the year ended June 30, 2010 is below:

	Number of Options	Weighted Average Exercise Price CAD

Balance, June 30, 2008	8,009,000	$0.78

Granted	1,966,000	0.58
Exercised	(378,000)	(0.28)
Expired	(301,000)	(0.55)
Forfeited	-	-

Balance, June 30, 2009	9,296,000	$0.76

Granted	480,000	1.00
Exercised	(714,000)	(0.67)
Expired	(560,750)	(1.09)
Forfeited	(9,750)	(0.57)
Balance, June 30, 2010	8,491,500	$0.77

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

17.	SHARE CAPITAL (Continued)

b)	Stock Options (continued)

As at June 30, 2010, the following stock options were outstanding:

Exercise Price CAD	Outstanding Options	Remaining Contractual Life	Number Exercisable

$0.45 - $0.64	1,528,500	3.7	1,420,250
$0.65 - $0.84	3,665,000	1.9	3,615,000
$0.85 - $1.04	2,643,000	2.0	2,530,500
$1.05 - $1.24	655,000	3.2	655,000
	8,491,500	2.3	8,220,750

The Company has a stock option plan that provides for the issuance of options to its directors, officers, employees and consultants. The maximum number of outstanding options is 10% of the issued and outstanding common shares at any point in time. During the year ended June 30, 2010, the Company recorded $224,500 (2009 -$307,359) in stock-based compensation for options granted.

The exercise price of each option equals the market price of the Company’s stock on the date of the grant. Historically, most options granted vested immediately. During the prior fiscal year, the Board approved a policy under which employee options vest over an 18-month period. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2010	2009

Risk free interest rate	1.13 -1.33%	0.80-3.76%
Expected life	3 years	2 years
Expected volatility	70-71%	58-79%
Expected dividend yield	0%	0%
Weighted average fair value of options granted	$0.49	$0.16

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

17.	SHARE CAPITAL (Continued)

c)	Agents’ Compensation Options

A summary of the changes in agents’ compensation options for the year ended June 30, 2010 is below:

	Number of Options	Weighted Average Exercise Price CAD

Balance, June 30, 2008 and 2009	1,050,000	$1.00
Grant	-	-
Exercised	(315,000)	1.00
Expired	(735,000)	(1.00)
Balance, June 30, 2010	-	$-

18.	FINANCIAL INSTRUMENTS

a)	Fair value of financial assets and financial liabilities

The fair values of the following financial assets and liabilities approximate their carrying values, due to the relatively short periods to maturity of these items: cash and cash equivalents, amounts receivable, restricted cash, accounts payable and accrued liabilities and deferred construction amounts payable.

The fair value of the marketable securities is based on market prices as at June 30, 2010. Changes to the fair value of marketable securities are recorded as other comprehensive income, shown in the statement of shareholders’ equity. For the year ended June 30, 2010, the Company recorded a decrease of $14,625 (2009 - $94,656) in marketable securities.

The fair value of the cash settled option is based on a discounted cash flow model. The calculation was performed using a market related electricity price of $91/MWh, interest rates varying between 5.08% and 14%, and a discount rate varying between 8.32% and 10.97%. For the year ended June 30, 2010, the Company recorded a loss of $901,552 (2009 - $61,343) on the change in fair value of the cash settled option, which is reported on the income statement. The use of a discount rate of 10.5% for the whole period of the fair value calculation would have resulted in a liability value of $1,267,025. Sensitivty analysis for reasonably possible changes in interest rates and electricity prices is provided Note 18 b)i.

The fair values of the long-term liability, lease obligations, and long-term payables are estimated for disclosure purposes by discounting the future contractual cash flows at the interest rate that would be available to the Company at the balance sheet date. The effective interest rate of the long-term liability over its expected life is 17.34%. The effective rate of the long-term payables is 14% and the fair value calculation was performed using an estimated interest rate of 7.50%. The effective and fair value interest rate for the lease obligation is 6.75%.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

18.	FINANCIAL INSTRUMENTS (Continued)

a)	Fair value of financial assets and financial liabilities (continued)

In accordance with Section 3862 of the CICA Handbook, the following table outlines the classification, carrying amounts and fair values of our financial assets and liabilities.

The carrying amounts for accounts payable and accrued liabilities (classified as other financial liabilities) and amounts receivable (classified as loans and receivables) are a reasonable approximation of their fair value, and are therefore not disclosed in the table below.

	Carrying Amount		Fair Value
Financial asset (liability)		Level 1 Input	Level 2 Input	Level 3 Input	Total

Financial assets held for trading
Cash and cash equivalents	$6,435,375	$6,435,375	$-	$-	$6,435,375
Restricted cash	4,005,672	4,005,672	-	-	4,005,672

Available-for-sale financial assets
Marketable securities	71,388	71,388	-	-	71,388

Financial liabilities held for trading
Cash settled option	(2,722,396)	-	-	(2,722,396)	(2,722,396)

Other financial liabilities
Lease obligation	(39,208)	-	(39,208)	-	(39,208)
Long-term payables	(680,645)	-	(751,435)	-	(751,435)
Long-term liability	(153,708,330)	-	(190,608,877)	-	(190,608,877)

Level 1:	quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2:	inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).
Level 3:	inputs for the asset or liability that are not based on observable market data (unobservable inputs).

There were no transfers between different levels in the fair value hierarchy during the year. A reconciliation of the opening and closing balance of the cash settled option is provided in Note 14.

b)	Financial risk factors

The Company’s activities expose it to a variety of financial risks, including market risk (this includes currency risk, interest rate risk and other price risk) as well as credit risk and liquidity risk. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfillment of obligations, the continued development of the Company’s geothermal properties, and to limit exposure to credit and market risks. The types of risk exposure and the way in which such exposures are managed are as follows:

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

18.	FINANCIAL INSTRUMENTS (Continued)

b)	Financial risk factors (continued)

i.	Market Risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of the changes in market prices.

Currency risk

The operating results and financial position of the Company are reported in US dollars. The Company operates in Canada and the United States. The Company’s US operations’ functional currency is the US dollar, and these operations are therefore subject to risk arising from future transactions as well as recognized assets and liabilities which are denominated in currencies other than US dollars. The Company’s Canadian operations’ functional currency is the Canadian dollar and these operations are therefore subject to risk arising from future transactions as well as recognized assets and liabilities which are denominated in currencies other than Canadian dollars.

The sensitivity analysis below provides details on the effect of a reasonably possible change in exchange rates on the net income and other comprehensive income of the Company. The effect on other comprehensive income arises from the translation of the financial statements of the Company’s Canadian operations into US dollars.

	Carrying amount of asset (liability) June 30, 2010	5% increase in value of CAD	5% decrease in value of CAD
Effect on net income
Cash and cash equivalents denominated in
USD in Canadian Operations	$804,190	$(40,518)	$40,518

Effect on other comprehensive income
Cash and cash equivalents denominated in CAD	989,575	52,052	(47,097)
Amounts receivable denominated in CAD	25,056	1,318	(1,192)
Accounts payable and accrued liabilities	(650,508)	(34,217)	30,960
	$1,168,313	$(21,365)	$23,189

Cash flow and fair value interest rate risk

Financial instruments with floating rates are subject to cash flow interest rate risk; financial instruments with fixed rates are subject to fair value interest rate risk. The Company invests its cash and cash equivalents in certificates of deposit and guaranteed investment certificates and bankers’ acceptances with terms of 90 days or less in order to maintain liquidity while achieving a satisfactory return for shareholders. A balance is maintained between fixed and floating rate instruments. The long-term liability has a fixed interest rate of 14% and is subject to fair value interest rate risk. The instrument is carried at amortized cost, and changes in market interest rates will not affect income.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

18.	FINANCIAL INSTRUMENTS (Continued)

b)	Financial risk factors (continued)

i.	Market Risk (continued)

	Carrying amount of asset (liability) June 30, 2010	1% increase in interest rates	1% decrease in interest rates
Effect on net income
Cash and cash equivalents with floating rates	$5,468,231	$109,685	$(71,850)
Cash settled option	(2,722,396)	112,721	(191,590)
	$2,745,835	$222,406	$(263,440)

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, such as commodity or equity prices. The Company is subject to other price risk arising from a number of balances and transactions.

In the first place, the fair value of the marketable securities is affected by equity prices.

	Carrying amount of asset (liability) June 30, 2010	50% increase in share price	50% decrease in share price
Effect on other comprehensive income
Marketable securities	$71,388	$35,694	$(35,694)

In addition the fair value of the cash settled option is affected by estimated market prices for electricity beyond the contracted period.

	Carrying amount of asset (liability) June 30, 2010	5% increase in electricity prices	5% decrease in electricity prices
Effect on net income
Cash settled option	$(2,722,396)	$(352,156)	$358,223

Revenue, from excess electricity produced, is also influenced by market prices for electricity. A reasonable possible change in market prices for electricity would not have had a material impact on the Company’s financial statements.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

18.	FINANCIAL INSTRUMENTS (Continued)

b)	Financial risk factors (continued)

ii.	Credit Risk

The Company has limited exposure to credit risk, since credit risk primarily arises from the Company’s cash and cash equivalents, restricted cash and accounts receivable. The risk exposure is limited to the carrying amounts of these items at the balance sheet date. Cash and cash equivalents are held as cash deposits and invested in bankers’ acceptance, guaranteed investment certificates and certificates of deposit with various maturity dates. Restricted cash consists of certificates of deposit held with the Bank of the West. The Company periodically assesses the quality of its investments and is satisfied with the credit ratings of its banks and their certificates of deposit and guaranteed investment certificates.

Accounts receivable consist of amounts due from NV Energy (“NVE”) for electricity, insurance proceeds and sales goods and services tax recoverable. To reduce credit risk, the Company regularly reviews the collectability of its amounts receivable and establishes an allowance based on its best estimate of potentially uncollectable amounts, if required. There were no amounts past due as at year-end.

iii.	Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting its obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

The Company strives to ensure there are sufficient funds available to meet short-term business requirements, taking into account the Company’s holdings of cash and cash equivalents. Management prepares annual operating and capital expenditure budgets and prepares monthly cash flows and liquidity forecasts.

The Company closed a $98.5 million, 4.14% loan financing with John Hancock on September 3, 2010, and made a repayment of $81,076,669 on the TCW loan. At the same time, the Company entered into a Consent and Waiver agreement with TCW, rectifying the non-compliance with loan terms. Interest coverage on the new John Hancock loan and the remaining balance of the TCW loan will ultimately depend on the profitability of the Company and power production after additional drilling work has been completed.

The Company will need to take further steps to reduce cost of financing (such as monetizing tax benefits) and increase power production. Without successfully increasing power production, that may require additional drilling, and new financing or restructuring of current financing, the Company may not be able to comply with loan convenants. The Company is planning additional wells to support higher power production, and is also exploring additional sources of financing. However, the additional power production may not be sufficient and it is not certain that the Company will be able to obtain additional financing and maintain compliance with loan covenants under the TCW and new John Hancock loans.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

18.	FINANCIAL INSTRUMENTS (Continued)

b)	Financial risk factors (continued)

iii.	Liquidity Risk (continued)

Repayment of the TCW loan will take place on a quarterly basis based on “available cash flow” as defined in the TCW loan agreement. In the event that cash flows available for the repayment are not sufficient to cover the interest payment then due, interest up to a maximum of 6% may be added to the outstanding balance. Principal repayments may be deferred until November 30, 2023 if sufficient cash flows are not available earlier. The Company cannot access cash flow from the project if the TCW target loan balances are exceeded, which is still the case after the closing of the John Hancock loan.

Repayment of the John Hancock loan will also take place on a quarterly basis, based on a loan amortization schedule that has been designed based on forecasted cash flows to maintain a minimum interest coverage ratio.

The table below presents a maturity analysis of the Company’s financial liabilities that shows the remaining contractual maturities as at June 30, 2010:

	Carrying amount	Contractual cash flows	Within 1 year	1 - 5 years	More than 5 years

Long-term leases	$39,208	$46,061	$9,530	$36,531	$-
Long-term payables	680,645	839,536	276,979	562,557	-
Long-term liability	153,708,330	238,575,958	102,988,815	57,717,160	77,869,983
Cash settled option	2,722,396	9,415,803	-	-	9,415,803

For balance sheet purposes, the TCW liability has been classified as short-term, since the Company was not in compliance with all the terms of the loan agreement as at June 30, 2010. The contractual cash flows presented above were calculated with reference to the total expected cash flows over the expected life of the liability. Actual cash flows could ultimately differ in timing and/or amounts. The cash flow could occur earlier if there is future non-compliance with the terms of the loan agreement. The total cash repayable will also be affected by the amount of the available cash flow from the project as well as the terms of any future potential refinancing of the liability.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

19.	INTEREST EXPENSE

For the year ended June 30, 2010, the Company recorded $15,365,331 in interest expense (2009 – nil). Details are as follows:

	2010	2009	2008
Accretion on long-term payables	$65,283	$-	$-
Lease obligations	451	-	-
Long-term liabilities - cash interest	15,621,998	-	-
Long-term liabilities - accretion	2,715,378	-	-
Long-term liabilities - change in estimates	(3,038,446)	-	-
Other	667	-	-
Total interest expense	$15,365,331	$-	$-

20.	RELATED PARTY TRANSACTIONS AND AMOUNTS OWING

Related party transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed by the related parties.

As at June 30, 2010, a total of $68,040 (2009 - $108,386) was owing to directors, officers and companies controlled by directors of the Company. This amount is included in accounts payable and accrued liabilities, is unsecured and payable on demand.

During the year ended June 30, 2010 and 2009, the following were paid to or accrued for directors, officers, former officers and companies controlled by directors of the Company:

	2010	2009	2008

Directors' fees	$72,055	$77,702	$57,516
Consulting, including financing success fee	351,484	1,184,131	813,458
Rent	-	-	11,489
Recruitment fees	-	-	129,801
Property, plant and equipment	-	-	101,054

Consulting costs for 2009 primarily resulted from success fees paid to a director of the Company in connection with successfully arranging the Company’s TCW loan and letters of credit in support of the Limited Notice to Proceed contracted with Ormat.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

21.	COMMITMENTS

a)	The Company has entered into operating leases for premises, vehicles and geothermal resources. The minimum annual commitments (including work commitments) are as follows:

	2010	2009
2010	$-	$703,330
2011	512,747	711,876
2012	526,292	677,583
2013	538,278	694,329
2014	525,506	487,523
2015	214,501	198,468
2016 and thereafter	2,418,951	1,918,951
	$4,736,275	$5,391,790

b)

Under the terms of the power purchase agreement (“PPA”) with NVE, the Company is liable for the cost of alternative power and renewable energy credits in certain circumstances, particularly if the minimum power under the PPA is not available. Under terms of the PPA, the Company has cash collateralized $3,805,672 in letters of credit in favor of NVE, with the Bank of the West.

c)

During the year, the Company issued two additional letters of credit, secured by cash, in the amounts of $50,000 and $100,000, to the State of Oregon’s Department of Geology and Mineral Industries and Nevada Division of Minerals, respectively, as reclamation bonds.

d)

During the year, the Company was released from letter of credit commitments by Ormat Technologies Inc. and NVE, under the Engineering, Procurement and Construction contract (“EPC”) and Large Generator Interconnect Agreement respectively, reducing restricted cash.

e)

Restricted Cash (relating to collateralized amounts) Short-term

Beneficiary	Issuing Bank	2010	2009
Ormat	Bank of the West	$-	$15,000,000
NV Energy – LGIA	Bank of the West	-	1,370,100
		$-	$16,370,100

Restricted Cash (relating to collateralized amounts) Long-term

Beneficiary	Issuing Bank
NV Energy – PPA	Royal Bank of Canada	$-	$645,000
Oregon Dept. of Minerals – Reclamation	Bank of the West	150,000	-
Nevada Division of Minerals - Reclamation	Bank of the West	50,000	-
NV Energy – PPA	Bank of the West	3,805,672	1,580,336
		$4,005,672	$2,225,336

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

21.	COMMITMENTS (Continued)

f)

On November 20, 2009, the Company reached an agreement in principle with TCW regarding the non-compliance with loan covenants and the use of grant proceeds for additional drilling. The proposed agreement was subject to review and final approval by both parties. The proposed agreement included waivers by TCW of: non-compliance with budget requirements, a yield maintenance penalty and interest coverage covenant. The waivers facilitated the Company’s declaration of commercial operation under the PPA with NVE. In return, the Company agreed to issue TCW 4.5-million warrants, exercisable at CAD1.50, with a term of 5 years. The warrants must be exercised within 30 days if the Company’s shares trade above CAD2.00 for 20 consecutive days. The Company issued the warrants on September 3, 2010, concurrent with the closing of the John Hancock loan.

22.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company prepares its financial statements in accordance with GAAP, which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). The major differences between Canadian and US GAAP, which affect the Company’s financial statements, are described below, and their effect on the financial statements is summarized as follows:

	2010	2009	2008

Net loss - Canadian GAAP	$(17,981,451)	$(5,088,760)	$(3,425,767)

Add:
Amortization (iii)	1,732,543	-	-

Deduct:
Difference in capitalized interest (ii)	(56,708)	-	-
Interests in geothermal properties (i & ii)	(417,393)	(2,204,043)	(25,742,445)
Net loss - US GAAP	$(16,723,009)	$(7,292,803)	$(29,168,212)

Basic and diluted loss per common share - US GAAP
	$(0.18)	$(0.08)	$(0.37)
Weighted average shares outstanding - US GAAP	95,280,808	94,438,849	79,122,910

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

22.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

The Company’s US comprehensive loss is comprised as follows:

	2010	2009	2008

Net loss - US GAAP	$(16,723,009)	$(7,292,803)	$(29,168,212)

Other comprehensive income (loss)
Foreign translation gain	189,655	1,380,863	452,333
Decrease in unrealized holding gains on marketable securities	(14,597)	(94,656)	(10,889)
Impairment of marketable securities included in income statement	75,429	-	-
Comprehensive loss - US GAAP	$(16,472,522)	$(6,006,596)	$(28,726,768)

Statement of Cash Flows - US GAAP

	2010	2009	2008
Cash flows from (used in):
Cash flows used in operating activities
Net loss in accordance with US GAAP	$(16,723,009)	$(7,292,803)	$(29,168,212)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	3,247,040	88,421	61,877
Accretion of asset retirement obligation	73,535	58,446	643,322
Change in fair value of cash settled option	901,552	61,343	-
Foreign exchange loss	-	1,737,199	-
Interest deferred and non-cash interest	6,221,851	-	-
Impairment of marketable securities	75,429	-	-
Loss on disposal of equipment	-	8,395	3,286
Marketable securities received as option payment	-	-	(68,303)
Recruitment fees	-	-	129,875
Stock-based compensation	224,500	307,359	858,890
Interest allocated to resource property costs	-	-	642,334
Undrawn commitment fee	-	264,925	-
Change in non-cash working capital
(Increase) decrease in accounts receivable	(1,984,956)	28,599	(70,016)
Increase in inventory	(161,881)	-	-
Increase (decrease) in accounts payable	167,975	(3,894,046)	1,916,334
(Increase) decrease in prepaid expenses	(51,111)	(766,847)	21,734
	(8,009,075)	(9,399,009)	(25,028,879)
Cash flows used in investing activities
Decrease (increase) in restricted cash	14,655,186	(17,920,984)	(3,710)
Acquisition of intangible assets	(1,020,836)	(21,938)	(27,396)
Acquisition and construction of property, plant and equipment	(51,191,003)	(66,730,935)	(12,629,675)
Cash grant received	57,872,513	-	-
Interests in geothermal properties	-	(32,638,155)	-
Proceeds from disposal of equipment	-	31,454	1,034
	20,315,860	(117,280,558)	(12,659,747)

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

22.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

Statement of Cash Flows in Accordance with US GAAP (continued)

Cash flows used in financing activities	2010	2009	2008

Net proceeds from private placements	-	-	13,909,223
Lease obligation payments	(1,139)	-	-
Loan advances	19,989,898	139,292,591	20,166,304
Loan repayment	(28,879,380)	(20,723,093)	-
Future financing costs	(186,888)	(574,802)	-
Proceeds from agents' units exercised	-	-	1,401,703
Proceeds from agents' options exercised	297,985	-	-
Proceeds from options exercised	455,335	94,899	349,337
Proceeds from warrants exercised	-	-	27,222
	(8,324,189)	118,089,595	35,853,789

Effect of foreign exchange on cash and cash equivalents	62,351	(492,960)	599,060
Increase (Decrease) in cash and cash equivalents	$4,044,947	$(9,082,932)	$(1,235,777)

Shareholders' Equity	2010	2009	2008

Shareholders' Equity - Canadian GAAP	$25,789,636	$42,542,780	$48,920,501
Accumulated Other Comprehensive Loss	794,377	794,377	(2,183,048)
Amortization	1,732,543	-	-
Difference in capitalized interest (ii)	(56,708)
Interests in Geothermal Properties	(50,689,313)	(50,271,920)	(48,067,878)

Shareholders' Equity - US GAAP	$(22,429,465)	$(6,934,763)	$(1,330,425)

Interests in Geothermal Properties	2010	2009	2008

Interests in Geothermal Properties - Canadian GAAP	$1,413,309	$88,561,126	$50,250,926
Costs of interests in Geothermal Properties expensed per US GAAP (i)	(1,413,309)	(49,477,543)	(50,250,926)
Difference in capitalized interest (ii)	-	(452,073)	-

Interests in Geothermal Properties - US GAAP	$-	$38,631,510	$-

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

22.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

Property, Plant and Equipment	2010	2009	2008

Property, Plant and Equipment - Canadian GAAP	$169,716,976	$110,840,965	$18,561,283

Costs of interests in Geothermal Properties expensed per US GAAP (i)	(48,481,627)	-	-
Difference in capitalized interest (ii)	(56,708)	452,073	-
Amortization (iii)	1,732,543	-	-

Property, Plant and Equipment - US GAAP	$122,911,184	$111,293,038	$18,561,283

Material variations in the accounting measurement principles, practices and methods used in preparing these consolidated financial statements from measurement principles, practices and methods accepted in the United States are described and quantified below.

i.	Deferred Exploration Expenditures – Interests in Geothermal Properties

Under Canadian GAAP, the Company capitalizes costs of exploration relating to its interests in geothermal properties. Under US GAAP, all such costs are expensed until the Company has determined that the property is economically feasible and capable of commercial production. The Company uses the following indicators of economic feasibility:

•	A third party assessment of the resource.
•	Contracts indicating the recoverability of expenditures.
•	The development of an economic model indicating the feasibility of the project.
•	Financing to complete the project.

The Company determined that the Blue Mountain project was economically feasible on August 29, 2008. As a result, costs incurred after the determination of economic feasibility of the Blue Mountain project in the years-ended June 30, 2009 and June 30, 2010, have been capitalized.

ii.	Capitalization of Interest

Under Canadian GAAP, actual interest costs on borrowings incurred to finance the construction of property, plant and equipment and the development of geothermal properties are capitalized during the period of time that is required to complete and prepare the asset for its intended use. Under US GAAP, the amount of interest capitalized is calculated by applying a capitalization rate to the average amount of accumulated expenditures for the Blue Mountain project. Additionally, not all of the interest capitalized for Canadian GAAP was capitalized for US GAAP as some of the expenditures relating to the Blue Mountain project were expensed under US GAAP during the year ended June 30, 2009.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

22.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

iii.	Property, Plant and Equipment

During the year ended June 30, 2010, construction for the Blue Mountain Faulkner I power plant was completed and the plant commenced operating commercially. Under CDN GAAP acquisition and deferred exploration and development expenditures relating to the project have been transferred to property, plant and equipment. Under US GAAP some of these exploration and development costs were incurred prior to economic feasibility and have been expensed. As a result the carrying value transferred to property plant and equipment and the related amortization of those costs differs under US GAAP.

iv.	Recent Accounting Pronouncements

During fiscal 2010, the Company adopted the Financial Accounting Standard Board (“FASB”) Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles in accordance with FASB ASC Topic 105, “Generally Accepted Accounting Principles” (the Codification). The Codification has become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. Effective with the Company’s adoption on September 1, 2009, the Codification has superseded all prior non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification has become non-authoritative. As the adoption of the Codification only affected how specific references to GAAP literature have been disclosed in the notes to our consolidated financial statements, this did not have a material effect on the Company's consolidated financial statements.

In November 2008, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 08-6 “Equity Method Investment Accounting Considerations” (“EITF 08-6”) (Codified within ASC 323), which clarifies the accounting for certain transactions and guidance on a number of factors, including, determination of the initial carrying value of an equity method investment, performing an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment, accounting for an equity method investee’s issuance of shares and accounting for a change in an investment from the equity method to the cost method. The adoption of EITF 08-6 did not have an effect on the Company's consolidated financial statements.

In April 2009, the FASB issued ASC 820-10-65 formerly FASB Staff Position FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP 157-4”). This provides significant guidance for determining when a market has become inactive as well as guidance for determining whether transactions are not orderly. It also provides guidance on the use of valuation techniques and the use of broker quotes and pricing services. It reiterates that fair value is based on an exit price and also that fair value is market-driven and not entity-specific. The adoption of ASC 820-10-65 did not have a material effect on the Company's consolidated financial statements.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

22.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

iv.	Recent Accounting Pronouncements (continued)

In June 2009, the FASB issued new guidance, which is now a part of ASC 860-10 (formerly SFAS Statement No 166), to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. The FASB undertook this project to address (1) practices that have developed since the issuance of FASB

Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (which is now a part of ASC 860-10), that are not consistent with the original intent and key requirements of that Statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors. This new guidance is effective for fiscal years beginning after November 15, 2009 and is not expected to have a material impact on the Company’s consolidated financial statements. The Company will implement the guidance in the year ending June 30, 2011.

In June 2009, the FASB issued new guidance which is now part of ASC 810-10 (formerly SFAS Statement No. 167), to improve financial reporting by enterprises involved with variable interest entities. The FASB undertook this project to address (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (which is now part of ASC 810-10), as a result of the elimination of the qualifying special-purpose entity, and (2) constituent concerns about the application of certain key provisions of ASC 810-10, including those in which the accounting and disclosures under ASC 810-10 do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. This new guidance is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. This new guidance is not expected to have a material impact on the Company’s consolidated financial statements. The Company will implement the guidance in the year ending June 30, 2011.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value” (“ASU 2009-05”). This update provides amendments to ASC 820, “Fair Value Measurements and Disclosure”, for the fair value measurement of liabilities when a quoted price in an active market is not available. ASU 2009-05 is effective for reporting periods beginning after August 28, 2009. The Company will implement the guidance in the year ending June 30, 2011.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

22.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

iv.	Recent Accounting Pronouncements (continued)

This new guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2009, the FASB issued ASU No. 2009-12, “Investments in Certain Entities That Calculate Net Asset Value Per Share (or Its Equivalent)” (“ASU 2009-12”). This update provides amendments to ASC Topic 820, “Fair Value Measurements and Disclosure”, permitting companies to estimate the fair value of investments within ASC 820’s scope using the net asset value per share. ASU 2009-05 is effective for reporting periods ending after December 15, 2009. The Company will implement the guidance in the year ending June 30, 2011. This new guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2009, the FASB reached a consensus on ASU 2009-13, “Revenue Recognition” (“ASC 605”), “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”), and ASU 2009-14 “Software” (“ASC 985”), “Certain Revenue Arrangements That Include Software Elements” (“ASU 2009-14”). ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. ASU 2009-13 eliminates the requirement that all undelivered elements must have either: (i) VSOE or (ii) third-party evidence, or TPE, before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. ASU 2009-14 modifies the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. These new updates are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. These provisions are not expected to have a material impact on the Company’s consolidated financial statements. The Company will implement the new provisions in the year ending June 30, 2011.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements, amending ASC 820. ASU 2010-06 requires entities to provide new disclosures and clarify existing disclosures relating to fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company will implement ASU 2010-06 in the year ending June 30, 2011. The adoption of ASU 2010-06 is not expected to have material impact on the Company’s consolidated financial statements.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

22.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

iv.	Recent Accounting Pronouncements (continued)

In March 2010, the FASB issued ASU2010-11, “Scope Exception Related to embedded Credit Derivatives” (ASC 815). This statement clarifies that certain embedded derivatives, such as those contained in certain securitizations, collateralized debt obligations and structured notes, should be considered embedded credit derivatives subject to potential bifurcation and separated fair value accounting. This statement allows any beneficial interest issued by a securitization vehicle to be accounted for under the fair value option at transition. This new accounting guidance will become effective on July 1, 2010. The Company will implement the guidance in the year ending June 30, 2011. This new accounting guidance may have a material impact on the Company’s consolidated financial condition, results of operations or cash flows depending on the status of any loans outstanding or completed after the adoption of this statement.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

23.	ADDITIONAL CASH FLOW INFORMATION

The changes in these balances have been excluded from cash flows used in investing activities.

a)	Cash and cash equivalents is comprised of	2010	2009
	Cash	$6,435,375	$1,279,346
	Short-term deposits	-	1,111,082
		$6,435,375	$2,390,428

b)	Interest	2010	2009
	Interest Received	$76,611	$346,520
	Interest Paid	10,015,847	962,357

c)	Supplementary Non-Cash Investing Information	2010	2009
	Amount of accounts payable for future financing costs	$1,016,462	$180,230
	Amount of accounts payable for geothermal property interests	45,138	57,243
	Amount of accounts payable for property, plant and equipment	1,184,371	16,394,756
	Amount of deferred construction amounts payable	-	9,028,380
	Amount of future income tax included in construction in progress	-	1,320,440
	Amount of accounts receivable for property, plant and equipment for insurance claim	377,828	-

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

24.	SEGMENTAL ANALYSIS

	Blue Mountain -	Development	Corporate and
	Faulkner I	phase	reconciling	Total
	Power Plant	projects	items	2010
Revenue from electricity sales	$11,839,010	$-	$-	$11,839,010
Amortization	4,863,018	39,679	76,886	4,979,583
Interest expense	15,364,880	451	-	15,365,331
Interest income	65,733	87	10,791	76,611
Net Loss	15,047,745	266,750	2,666,956	17,981,451
Interest deferred and non-cash interest	6,220,949	451	-	6,221,400
Property, plant and equipment	168,012,969	131,299	1,572,708	169,716,976
Interests in geothermal properties	-	1,413,309	-	1,413,309
Segment assets	181,850,600	1,920,867	3,502,314	187,273,781
Segment liabilities	160,685,006	148,630	650,509	161,484,145

All of the Company’s geothermal properties are located in the U.S.; the Company’s head office is located in Canada.

25.	SUBSEQUENT EVENTS

Except as disclosed elsewhere in these consolidated financial statements, the following are significant events subsequent to June 30, 2010:

a)

On August 23, 2010, the Company settled all disputes that arose under the EPC contract as a result of the facility shutdown between January 16, and February 23, 2010, due to a short-circuit caused by faulty layout of underground cables. The settlement consisted of a cash payment of $1 million, power plant spares and extended warranties.

b)

On September 27, 2010, the Company closed a non-brokered private placement for 20,700,000 units at a price of CAD 0.50 to raise gross proceeds of CAD 10,350,000. Each unit consists of one common share and one three year transferable share purchase warrant, with one warrant entitling the holder to purchase one additional common share of the Company at a price of CAD 0.70 per warrant share.

In the event that the closing price of the Company’s common shares on the TSX Venture Exchange is CAD 1.00 or greater per share for a period of 20 consecutive trading days, the Company may accelerate the expiry date of the warrants, and in such case, the warrants must be exercised within 30 days.

NEVADA GEOTHERMAL POWER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(AUDITED)
(Expressed in US Dollars)

25.	SUBSEQUENT EVENTS (Continued)

c)	On September 3, 2010, the Company’s subsidiary NGP I closed a financing with John Hancock for $98.5 million.

The principle terms of the John Hancock loan are:

- The DOE will guarantee 80% of the principal and interest of the new loan;

- The proceeds of the John Hancock loan were used for partial repayment of the TCW loan, funding of security requirements under the PPA, funding of reserve accounts, and certain transaction costs;

- A maturity date of December 31, 2029;

- An interest rate of 4.14%;

- During an event of a default, the interest rate will increase by the lesser of 2% per annum and the maximum amount allowed by law. The DOE will not guarantee payment of this interest;

- Payments are to be made quarterly, consisting of a blend of principal and interest;

- The John Hancock loan is a senior secured obligation of NGP I; and

- John Hancock has first priority security interest in NGP Blue Mountain Holdco LLC’s equity interest in NGP I and all NGP I assets.

TCW released the NGP I security held in respect of the TCW loan upon closing of the John Hancock loan but has retained its lien on the equity interests in NGP Blue Mountain Holdco LLC.

d)

Concurrent with the closing of the John Hancock loan, the Company issued TCW 4.5 million warrants exercisable at price of CAD 1.50 for a period of five years. If the Company’s share price closes at CAD 2.00 or greater for a period of 20 consecutive trading days, the Company shall give written notice to TCW that if the warrants are not exercised within 30 days of the notice, the warrants shall expire.

e)	A director of the Company received a success fee of $492,500 on the closing of the John Hancock loan.

f)

On September 13, NVE challenged the Company’s force majeure claim relating to the January electrical failure referred to in a) above. The Company does not believe it has any liability since it believes the challenge is without merit.